Exhibit d(1)n

AMENDED AND RESTATED SCHEDULE A

TO THE

MANNING & NAPIER FUND, INC.

INVESTMENT ADVISORY AGREEMENT

June 1, 2015

FEE SCHEDULE

The Fund agrees to pay the Advisor as full compensation for all services rendered by the Advisor hereunder, an annual management fee payable monthly and computed on the net asset value of the Fund as of the close of business each business day at the annual rates listed below:

SERIES	PERCENTAGE
High Yield Bond Series	0.75%
International Series	0.75%
Global Fixed Income Series	0.60%
Pro-Blend Moderate Term Series	0.75%
Pro-Blend Extended Term Series	0.75%
World Opportunities Series	1.00%
Tax Managed Series	1.00%
Pro-Blend Maximum Term Series	0.75%
New York Tax Exempt Series	0.50%
Ohio Tax Exempt Series	0.50%
Diversified Tax Exempt Series	0.50%
Pro-Blend Conservative Term Series	0.60%
Equity Series	1.00%
Overseas Series	0.70%
Core Bond Series	0.60%
Unconstrained Bond Series	0.45%
Target Income Series	0.00%
Target 2010 Series	0.00%
Target 2015 Series	0.00%
Target 2020 Series	0.00%
Target 2025 Series	0.00%
Target 2030 Series	0.00%
Target 2035 Series	0.00%
Target 2040 Series	0.00%
Target 2045 Series	0.00%
Target 2050 Series	0.00%
Target 2055 Series	0.00%
Target 2060 Series	0.00%
Disciplined Value Series	0.45%
Real Estate Series	0.75%
Emerging Markets Series	0.70%
Non-U.S. Equity Select Series	0.75%
U.S. Equity Select Series	0.75%
Quality Equity Series	0.55%
Strategic Income Conservative Series	0.00%
Strategic Income Moderate Series	0.00%
U.S. Disciplined Value Series	0.45%
International Disciplined Value Series	0.45%
Dynamic Opportunities Series	0.80%
Focused Opportunities Series	0.70%
Equity Income Series	0.65%